As filed with the Securities and Exchange Commission on October 24, 2018

Registration No. 333-203741

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–3

REGISTRATION STATEMENT NO. 333-203741

UNDER

THE SECURITIES ACT OF 1933

REIS, INC.

(Exact name of registrant as specified in its charter)

Maryland	13-3926898
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1185 Avenue of the Americas

New York, NY 10036

(212) 921-1122

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elizabeth M. McCarroll

Corporate Secretary

Reis, Inc.

c/o Moody’s Corporation

7 World Trade Center at

250 Greenwich Street, New York, N.Y. 10007

(212) 553-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Marie Gibson

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Reis, Inc., a Maryland corporation (the “Company”), relates to the Registration Statement on Form S-3 (Registration Number 333-203741) filed by the Company with the U.S. Securities and Exchange Commission on April 30, 2015, as amended by Amendment No. 1 thereto on June 24, 2015 (the “Registration Statement”) pertaining to the registration of the securities described in the Registration Statement.

On August 29, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Moody’s Corporation, a Delaware corporation (“Moody’s”), and Moody’s Analytics Maryland Corp., a Maryland corporation and wholly-owned subsidiary of Moody’s (“Offeror”), pursuant to which Moody’s would acquire the Company. On October 15, 2018, pursuant to the Merger Agreement, after completion of a tender offer by Offeror for the outstanding shares of common stock of the Company, par value $0.02 per share (the “Shares”), at a price of $23.00 per Share, net to the holder in cash, without interest and less any applicable withholding taxes (the “Offer Price”), Offeror merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Moody’s (the “Merger”). The Merger became effective on October 15, 2018 following the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland (the “Effective Time”). At the Effective Time, among other things, each Share (other than any Shares held by Moody’s, any of Moody’s subsidiaries (including Offeror) or any subsidiary of the Company) was automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price. In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

In accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, this post-effective amendment to the Registration Statement is being filed to remove from registration, as of the effectiveness of this post-effective amendment, any and all securities of the Company that are registered under the Registration Statement that remain unsold as of the effectiveness of this post-effective amendment, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 24, 2018.

REIS, INC.

By:	/s/ Elizabeth M. McCarroll
Elizabeth M. McCarroll Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.